UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2017 (March 20, 2017)

Fifth Street Finance Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33901	26-1219283
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Putnam Avenue, 3rd Floor, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 681-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

At a special meeting of stockholders (the “Special Meeting”) held on March 20, 2017, the stockholders of Fifth Street Finance Corp. (the “Company”) approved a fourth amended and restated investment advisory agreement (the “Fourth Amended and Restated Investment Advisory Agreement”) by and between the Company and Fifth Street Management LLC, a subsidiary of Fifth Street Asset Management Inc. (“Fifth Street Management”), as investment adviser. The Company and Fifth Street Management subsequently signed the Fourth Amended and Restated Investment Advisory Agreement. The Fourth Amended and Restated Investment Advisory Agreement, which is effective beginning with the Company’s fiscal quarter that commenced on January 1, 2017, changes the structure of the subordinated incentive fee on income as described below. The other commercial terms of the Company’s existing investment advisory relationship with Fifth Street Management, including payment of a base management fee on total gross assets (excluding cash and cash equivalents) of 1.75%, remain unchanged.

Under the Fourth Amended and Restated Investment Advisory Agreement, effective beginning with the Company’s fiscal quarter that commenced on January 1, 2017, calculation of the subordinated incentive fee on income for each quarter is as follows:

•	No subordinated incentive fee on income is payable to Fifth Street Management in any fiscal quarter in which the Company’s pre-incentive fee net investment income does not exceed the preferred return rate of 1.75% (the “Preferred Return”) on net assets;

•	100% of the Company’s pre-incentive fee net investment income, if any, that exceeds the Preferred Return but is less than or equal to 2.1875% in any fiscal quarter is payable to Fifth Street Management. This portion of the Company’s subordinated incentive fee on income is referred to as the “catch up” and is intended to provide Fifth Street Management with an incentive fee of 20% on all of the Company’s pre-incentive fee net investment income when the Company’s pre-incentive fee net investment income reaches 2.1875% on net assets in any fiscal quarter; and

•	For any quarter in which the Company’s pre-incentive fee net investment income exceeds 2.1875% on net assets, the subordinated incentive fee on income is equal to 20% of the amount of the Company’s pre-incentive fee net investment income, as the Preferred Return and catch-up will have been achieved.

In the event the cumulative subordinated incentive fee on income accrued for the Lookback Period (after giving effect to any reduction(s) pursuant to this paragraph for any prior fiscal quarters of the Lookback Period but not the quarter of calculation) exceeds 20.0% of the cumulative net increase in net assets resulting from operations during the Lookback Period, then the subordinated incentive fee on income for the quarter shall be reduced by an amount equal to (1) 25% of the subordinated incentive fee on income calculated for such quarter (prior to giving effect to any reduction pursuant to this paragraph) less (2) any base management fees waived by Fifth Street Management for such fiscal quarter. For this purpose, the “cumulative net increase in net assets resulting from operations” is an amount, if positive, equal to the sum of pre-incentive fee net investment income, base management fees, realized gains and losses and unrealized capital appreciation and depreciation of the Company for the Lookback Period. “Lookback Period” means (1) through December 31, 2019, the period which commences on January 1, 2017 and ends on the last day of the fiscal quarter for which the subordinated incentive fee on income is being calculated, and (2) after December 31, 2019, the fiscal quarter for which the subordinated incentive fee on income is being calculated and the eleven preceding fiscal quarters.

The foregoing description of the Fourth Amended and Restated Investment Advisory Agreement does not purport to be complete and is qualified in its entirety by reference to the Investment Advisory Agreement, attached hereto as Exhibit 10.1 and incorporated by reference herein. In addition, on March 21, 2017, the Company issued a press release announcing the stockholder approval of the Fourth Amended and Restated Investment Advisory Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.07. Submission of Matters to a Vote of Security Holder.

On March 20, 2017, the Company held the Special Meeting. Set forth below is the proposal voted upon by the Company’s stockholders at the Special Meeting, as set forth in the Company’s Definitive Proxy Statement filed on February 21, 2017, together with the voting results for such proposal. As of February 10, 2017, the record date for the Special Meeting, 140,960,651 shares of the Company’s common stock were outstanding and entitled to vote.

Proposal. The Company’s stockholders approved the Fourth Amended and Restated Investment Advisory Agreement, pursuant to which Fifth Street Management will continue to serve as the Company’s investment adviser, as set forth below:

Votes For	Votes Against	Abstain
65,855,129	7,124,505	1,321,706

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Fourth Amended and Restated Investment Advisory Agreement by and between Fifth Street Management LLC and Fifth Street Finance Corp., effective as of January 1, 2017

99.1	Press release dated March 21, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET FINANCE CORP.

Date: March 21, 2017	By:	/s/ Kerry S. Acocella
Name: Kerry S. Acocella
Title: Chief Compliance Officer